IsoRay, Inc.

Contact:

350 Hills Street, Suite 106	Dwight Babcock
Richland, WA 99354	Chairman & CEO
www.isoray.com	509-375-1202
dbabcock@isoray.com

FOR IMMEDIATE RELEASE

IsoRay, Inc. Announces Underwritten Offering

Richland, WA (August 28, 2013) – IsoRay, Inc. (NYSE MKT: ISR), specializing in the development, manufacture, and sale of isotope-based medical products and devices for the treatment of cancer and other malignant diseases primarily in the United States, today announced the pricing of an underwritten offering of units of its common shares, convertible preferred shares and short-term “greenshoe” warrants. Gross proceeds in connection with the offering amount to approximately $3.8 million. The offering is being anchored by a healthcare focused institutional investor. The offering is expected to close on or before August 30.

In connection with offering, the Company will be issuing approximately 3.8 million shares of common stock at a price of $0.55 per share and shares of preferred stock convertible into 3.1 million shares common stock with a conversion price of $0.55. The Company will also be issuing “greenshoe” warrants to purchase 5.6 million shares of common stock. The greenshoe warrants shall have a term of 18 months, have an exercise price equal to the offering price, and will be exercisable six months after closing of the offering. Additional funding of approximately $3.1 million will occur if all warrants are exercised for cash.

Maxim Group LLC is acting as Sole Book Runner in connection with the offering. The offering is expected to close on or before August 30, 2013.

A shelf registration statement relating to the public offering of the securities described above has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. When available, copies of the prospectus supplement and the accompanying base prospectus relating to these securities may also be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at (800) 724-0761. Before you invest, you should read the prospectus supplement and the accompanying base prospectus and other documents IsoRay has filed or will file with the SEC for more complete information about IsoRay and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including statements regarding the completion of IsoRay’s proposed sale of common stock, preferred stock and warrants and the use of proceeds from that sale, and the advantages and uses of our products, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. There can be no assurance regarding the completion, timing or size of the proposed offering. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as the market for IsoRay’s common stock, market conditions, the satisfaction of customary closing conditions related to the proposed public offering, physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether ongoing patient results with Cesium-131 are favorable and in line with the conclusions of clinical studies and initial patient results, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use Cesium-131 in its various forms, successful completion of future research and development activities, and other risks detailed from time to time in IsoRay's reports filed with the SEC.